Exhibit 5.1

June 14, 2007

Merrill Lynch Depositor, Inc.

c/o Merrill Lynch, Pierce, Fenner

& Smith Incorporated

4 World Financial Center

North Tower, 7th Floor

New York, New York 10080

PPLUS Trust Series EQ-1

c/o The Bank of New York, as Trustee

Corporate Trust Dealing and Trading Group

101 Barclay Street, Floor 7W

New York, New York 10286

Merrill Lynch Depositor, Inc.

PPLUS Class A 7.1% Callable Trust Certificates Series EQ-1

PPLUS Class B 0.895% Callable Trust Certificates Series EQ-1

Ladies and Gentlemen:

We have acted as counsel to Merrill Lynch Depositor, Inc. (the “Relevant Party”) in connection with the purchase (i) by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and RBC Dain Rauscher Inc. of 1,000,000 PPLUS Class A 7.1% Callable Trust Certificates Series EQ-1 (the “Class A Certificates”), with a stated amount of $25 per Class A Certificate and (ii) by MLPF&S of 1,000,000 PPLUS Class B 0.895% Callable Trust Certificates Series EQ-1 (the “Class B Certificates” and together with the Class A Certificates, collectively, the “Certificates”) with a notional principal amount of $25 per Class B Certificate, and having the final distribution date set forth in the Standard Underwriting Agreement dated May 29, 2007 (the “Standard Underwriting Agreement”) between the MLPF&S and the Relevant Party, as amended and supplemented by the Terms Agreement dated June 5, 2007 related to the Class A Certificates and the Terms Agreement dated June 7, 2007 related to the Class B Certificates (collectively, the “Terms Agreements” and together with the Standard Underwriting Agreement, the “Underwriting Agreement”). The Certificates are being issued pursuant to the Standard Terms for Trust Agreements (the “Standard Terms”) between the Relevant Party and The Bank of New York as trustee (in such capacity, the “Trustee”) and as securities intermediary, dated May 29, 2007, as amended and supplemented by the Series Supplement thereto (the “Supplement”), dated June 14, 2007 (the Standard Terms and the Supplement, together, the

“Trust Agreement”). Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	Executed copies of the Certificates.

(c)	The Trust Agreement.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(i)           The Registration Statement on Form S-3 (Registration No. 333-132386), filed by the Relevant Party under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on March 13, 2006, as amended on April 21, 2006, May 9, 2006 and May 19, 2006 (such registration statement as so amended, including the exhibits thereto and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”) and copies of the related prospectuses, including the prospectus dated May 29, 2007 and filed with the Commission on May 31, 2007 pursuant to Rule 424(b)(3) under the Securities Act (such prospectus relating to the trust certificates generally, as supplemented by the final prospectus supplements dated June 5, 2007 (the “Final Class A Prospectus Supplement”) and June 7, 2007 (the “Final Class B Prospectus Supplement”), relating to the Class A Certificates and the Class B Certificates, respectively, in the form filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act being hereinafter referred to as the “Prospectuses”).

(ii)          Originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us.

(C)         The conformity to authentic originals of any documents submitted to us as copies.

(D)         As to matters of fact, the truthfulness of the representations and warranties made in the Opinion Documents and in certificates of public officials and officers of the Relevant Party.

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(E)      That the Opinion Documents have been duly authorized, executed and delivered by each party thereto (other than the Relevant Party).

(F)      That the Trust Agreement is the legal, valid and binding obligation of each party thereto, other than the Relevant Party, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Relevant Party and PPLUS Trust Series EQ-1 (the “Trust”), the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Relevant Party or the Trust, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Certificates, when authenticated by the Trustee in the manner described in its certificate and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and legally binding obligations of the Trust, entitled to the benefits of the Trust Agreement and enforceable in accordance with their terms.

Our opinion expressed above is subject to the following qualifications:

(a)       Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)       Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)       Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

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We hereby consent to the filing of this opinion as an Exhibit to the Report on Form 8-K dated the date hereof relating to the Trust and to the use of our name under the heading “Legal Matters” in the Prospectuses, under the heading “Validity of the Class A Trust Certificates” in the Final Class A Prospectus Supplement and under the heading “Validity of the Class B Trust Certificates” in the Final Class B Prospectus Supplement.

Very truly yours,

/s/ Shearman & Sterling LLP

SKF/RC/SCA/TZ

RE

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